AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (this “Agreement”), effective April 30, 2026, is by and between Empower Capital Management, LLC (the “Adviser”), and Empower Funds, Inc. (“Empower Funds”). Empower Funds is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is entering into this Agreement on behalf of each series of Empower Funds set forth on Schedule A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time.

WHEREAS, Empower Funds and the Adviser desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, and do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562;

WHEREAS, Empower Funds and the Adviser have entered into an amended and restated investment advisory agreement, dated April 30, 2026 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory, fund operations, and accounting services to each Fund;

WHEREAS, Empower Funds and the Adviser previously entered into an Expense Limitation Agreement dated May 1, 2017, as amended from time to time (collectively, the “Prior Agreement”), and now desire to amend and restate the Prior Agreement in its entirety to reflect current terms and conditions for the continued operation of the Agreement and to supersede and replace the Prior Agreement and all amendments thereto in their entirety; and

WHEREAS, Empower Funds and the Adviser have determined that it is appropriate and in the best interests of the Funds to maintain certain other expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1

Applicable Expense Limit. For the term of this Agreement, the Adviser will pay any fees and expenses (including the investment advisory fee and expenses paid directly by the Fund) (the “Expenses”), excluding distribution and service (12b-1) fees, shareholder services fees pursuant to a shareholder services agreement, dated April 29, 2020, as amended, acquired fund fee expenses, brokerage expenses, taxes, dividends expenses on short sales, interest expenses, and extraordinary expenses attributable to a class of the Fund, that exceed the amount set forth on Schedule A (“the “Expense Limitation Amount”) for each applicable Fund.

1.2

Method of Computation. To determine the Adviser’s obligation with respect to the Expense Limitation Amount, each day the Expenses for each Fund shall be annualized. If the annualized Expenses for any day of a Fund exceed the Expense Limitation Amount of the Fund, the Adviser shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day’s Expense Limitation Amount. Amounts owed to a Fund

ECM – Empower Funds A&R ELA (Core Funds excludes Empower Large Cap Value Fund)

may be offset pursuant to this Agreement against the investment advisory fee payable to the Adviser.

1.3

Reimbursement of Fee Waivers and Expense Reimbursement. If on any day during which the Advisory Agreement is in effect, a Fund’s estimated annualized Expenses for that day are less than the Expense Limitation Amount, the Adviser shall be entitled to reimbursement, subject to approval of Empower Funds’ Board of Directors, by a Fund of the investment advisory fees waived or reduced, and any other expense reimbursements or similar payments remitted by the Adviser to the Fund pursuant to Section 1 hereof (the “Reimbursement Amount”) within three years after the Adviser waived or reduced investment advisory fees or reimbursed expenses, to the extent that a Fund’s annualized Expenses plus the amount so reimbursed equals, for such day, the Expense Limitation Amount, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

1.4

Reliance on Expense Limit. The Adviser understands and intends that Empower Funds will rely on this Agreement (a) in preparing and filing amendments to the registration statements for Empower Funds on Form N-1A with the Securities and Exchange Commission, (b) in accruing each Fund’s expenses for purposes of calculating its net asset value per share, and (c) for other purposes permitted under Form N-1A and/or the 1940 Act, and the Adviser expressly permits Empower Funds to so rely.

2.

Term and Termination. This Agreement shall have an initial term with respect to each Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Adviser provides written notice of the termination of this Agreement to Empower Funds’ Board of Directors within 90 days of the end of the then current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund, or it may be terminated by Empower Funds, without payment of any penalty, upon written notice to the Adviser at its principal place of business within 90 days of the end of the then current term for a Fund.

3.	Miscellaneous.

3.1

Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2

Interpretation. Nothing herein shall be deemed to require Empower Funds or a Fund to take any action contrary to Empower Funds’ articles of incorporation or similar governing document, as amended from time to time, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive Empower Funds’ Board of Directors of its responsibility for and control of the conduct of the affairs of Empower Funds or the Funds.

3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and

ECM – Empower Funds A&R ELA (Core Funds excludes Empower Large Cap Value Fund)

provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4	Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through duly authorized officer as of the day and year first above written.

EMPOWER CAPITAL MANAGEMENT, LLC

By:	/s/ Jonathan Kreider
Name: Jonathan Kreider
Title: President & Chief Executive Officer

EMPOWER FUNDS, INC

By:	/s/ Kelly New
Name: Kelly New
Title: Chief Financial Officer & Treasurer

ECM – Empower Funds A&R ELA (Core Funds excludes Empower Large Cap Value Fund)

SCHEDULE A

Funds

Initial term ends on: April 30, 2027

Fund & Class Shares	Expense Limitation Amount
Empower Bond Index Fund ◾ Institutional Class ◾ Investor Class	0.15% of the average daily net assets
Empower Core Bond Fund ◾ Institutional Class ◾ Investor Class	0.35% of the average daily net assets
Empower Core Strategies: Flexible Bond Fund ◾ Institutional Class ◾ Investor Class	0.45% of the average daily net assets
Empower Core Strategies: Inflation-Protected Securities Fund ◾ Institutional Class ◾ Investor Class	0.35% of the average daily net assets
Empower Core Strategies: International Equity Fund ◾ Institutional Class ◾ Investor Class	0.65% of the average daily net assets
Empower Core Strategies: U.S. Equity Fund ◾ Institutional Class ◾ Investor Class	0.55% of the average daily net assets
Empower Emerging Markets Equity Fund ◾ Institutional Class ◾ Investor Class	0.91% of the average daily net assets
Empower Global Bond Fund ◾ Institutional Class ◾ Investor Class	0.64% of the average daily net assets
Empower High Yield Bond Fund ◾ Institutional Class ◾ Investor Class	0.58% of the average daily net assets
Empower Inflation-Protected Securities Fund ◾ Institutional Class ◾ Investor Class	0.35% of the average daily net assets
Empower International Growth Fund ◾ Institutional Class ◾ Investor Class	0.845% of the average daily net assets
Empower International Index Fund ◾ Institutional Class ◾ Investor Class	0.32% of the average daily net assets
Empower International Value Fund ◾ Institutional Class ◾ Investor Class	0.72% of the average daily net assets
Empower Large Cap Growth Fund ◾ Institutional Class ◾ Investor Class	0.63% of the average daily net assets
Empower Mid Cap Value Fund ◾ Institutional Class	0.70% of the average daily net assets

ECM – Empower Funds A&R ELA (Core Funds excludes Empower Large Cap Value Fund)

Fund & Class Shares	Expense Limitation Amount
◾ Investor Class
Empower Multi-Sector Bond Fund ◾ Institutional Class ◾ Investor Class	0.55% of the average daily net assets
Empower Real Estate Index Fund ◾ Institutional Class ◾ Investor Class	0.30% of the average daily net assets
Empower S&P 500® Index Fund ◾ Institutional Class ◾ Investor Class	0.23% of the average daily net assets
Empower S&P Mid Cap 400® Index Fund ◾ Institutional Class ◾ Investor Class ◾ Class L	0.20% of the average daily net assets
Empower S&P Small Cap 600® Index Fund ◾ Institutional Class ◾ Investor Class ◾ Class L	0.21% of the average daily net assets
Empower Short Duration Bond Fund ◾ Institutional Class ◾ Investor Class	0.25% of the average daily net assets
Empower Small Cap Growth Fund ◾ Institutional Class ◾ Investor Class	0.84% of the average daily net assets
Empower Small Cap Value Fund ◾ Institutional Class ◾ Investor Class	0.74% of the average daily net assets
Empower T. Rowe Price Mid Cap Growth Fund ◾ Institutional Class ◾ Investor Class	0.67% of the average daily net assets
Empower U.S. Government Securities Fund ◾ Institutional Class ◾ Investor Class	0.25% of the average daily net assets

ECM – Empower Funds A&R ELA (Core Funds excludes Empower Large Cap Value Fund)